UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	August 17, 2009

Altus Pharmaceuticals Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	0-51711	04-3573277
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

610 Lincoln Street, Waltham, Massachusetts		02451
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	781-373-6000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01 Other Events.

On August 17, 2009, Altus Pharmaceuticals Inc. ("Altus" or "we") entered into an option agreement (the "Option Agreement") with Vertex Pharmaceuticals Incorporated ("Vertex"), granting Altus or any of its successors the right to purchase all of the right, title and interest of Vertex in and to Vertex's holdings of Altus' redeemable preferred stock at a price of $1.5 million before December 20, 2009. As a condition to exercising its option, Altus must enter into an agreement with a third party under which that third party covenants to indemnify Vertex for any portion of the purchase price that Vertex might be required to divest in the case of a bankruptcy filing by Altus.

In connection with our 1999 reorganization, 450,000 shares of redeemable preferred stock were issued to Vertex with a value of $3.1 million. Vertex has no stockholder voting rights and is entitled to receive dividends at an annual rate of $0.50 per share. Dividends are cumulative whether or not declared by the Board of Directors and have been accrued in the amount of approximately $2.3 million at June 30, 2009. Unless Altus exercises the above mentioned option, the redeemable preferred stock is redeemable for cash on or after December 31, 2010 at the option of Vertex, or at our option at any time, at a price of $10.00 per share plus accrued and unpaid dividends. Upon liquidation, Vertex is entitled to receive, prior to any payment with respect to the common stock, $10.00 per share plus accrued but unpaid dividends.

In addition, on August 14, 2009, Jill Porter informed the Altus that she is resigning as Vice President, Process Development & Engineering of Altus Pharmaceuticals Inc., effective August 21, 2009.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Altus Pharmaceuticals Inc.

August 17, 2009	By:	Georges Gemayel

Name: Georges Gemayel
Title: President and Chief Executive Officer